Freeport-McMoRan Announces
Redemption of 3.100% Senior Notes due 2020

PHOENIX, AZ, February 25, 2019 — Freeport-McMoRan Inc. (NYSE: FCX) announced today that notice has been issued to redeem on March 27, 2019, all of its outstanding $1 billion aggregate principal amount of 3.100% Senior Notes due 2020 (Notes), at a make-whole redemption price to be calculated in accordance with the terms of the indenture governing the Notes, plus accrued and unpaid interest on the Notes to be redeemed from the last interest payment date of March 15, 2019, to, but not including, the redemption date. On February 25, 2019, U.S. Bank National Association, as trustee for the Notes, distributed to the registered note holders written notice of the terms of this redemption.
FCX will use cash to fund the redemption. At December 31, 2018, FCX had $11.1 billion in total debt and consolidated cash of $4.2 billion. FCX expects to record a loss to net income of approximately $3.4 million in the first quarter of 2019 in connection with the redemption. Annual interest costs associated with the Notes approximate $31 million.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX’s website at “fcx.com.”
# # #

Freeport-McMoRan	1